NAME OF REGISTRANT
Franklin Mutual Series Funds
File No. 811-05387

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

From Prospectus Supplement MS P-1 06/15:

The prospectus is amended as follows:

I. For the Franklin Mutual Global Discovery Fund, the "Fund Summary - Principle Investment Strategies" section, the fourth paragraph beginning on page 3 is revised as follows:

The Fund may invest substantially and potentially up to 100% of its assets in foreign securities, which may include sovereign debt and participations in foreign government debt. The Fund presently does not intend to invest more than a portion (no more than 25%) of its assets in securities of issuers located in emerging market countries.

II. For the "Fund Details - Principle Investment Policies and Practices" section, the fifth paragraph beginning on page 58 is revised as follows:

The Franklin Mutual Beacon and Franklin Mutual Shares Funds may invest a significant portion (up to 35%) of their assets in foreign securities, Franklin Mutual Quest Fund expects to invest a significant portion
(up to 50%) of its assets in foreign securities and Franklin Mutual Global Discovery Fund may invest substantially and potentially up to 100% of its assets in foreign securities, which may include sovereign debt and participations in foreign government debt. The Franklin Mutual Global Discovery Fund presently does not intend to invest more than a portion (no more than 25%) of its assets in securities of issuers located in emerging market countries.

From Statement of Additional Information Supplement MS SA-1 06/15:

The Statement of Additional Information is amended as follows:
I. Under the "Goals, Strategies and Risks - Fundamental Investment Policies" section beginning on page 2, the following is inserted after point number 5 under "The Fund may not:":

6. Purchase or sell physical commodities if, as a result, more than 5 percent of its total assets would be invested in physical commodities, unless such physical commodities are acquired as a result of ownership of securities or other instruments; provided that for this purpose currencies are not considered physical commodities, and that this restriction shall not prevent the Fund from (i) purchasing or selling securities or instruments of companies that purchase or sell commodities or that invest in commodities; (ii) engaging in any transaction involving options, forwards, futures contracts, options on futures contracts, swaps, hybrid instruments, or other derivative instruments; or (iii) purchasing or selling investments in securities or engaging in transactions in other instruments that are linked to or secured by physical or other commodities.